Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust
Announces Series A Preferred Stock Dividend

NEW YORK – March 24, 2020 - American Finance Trust, Inc. (Nasdaq: AFIN/ AFINP) (“AFIN”) announced today that it intends to continue to pay dividends on a quarterly basis on its 7.50% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) at an annualized rate of $1.875 per share or $0.46875 per share on a quarterly basis. Dividends on the Series A Preferred Stock are payable in arrears to Series A Preferred Stock holders of record at the close of business on the applicable record date and payable on the 15th day of the first month of each fiscal quarter (or, if not a business day, the next succeeding business day).

Accordingly, AFIN declared a dividend of $0.46875 per share of Series A Preferred Stock payable on April 15, 2020 to Series A Preferred Stock holders of record at the close of business on April 3, 2020.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets, as well as those set forth in the Risk Factors section of AFIN’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in AFIN’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063